Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-222738

PROSPECTUS SUPPLEMENT NO. 5

(TO PROSPECTUS DATED FEBRUARY 12, 2018)

INVIVO THERAPEUTICS HOLDINGS CORP.

Up to 10,700,000 shares of Common Stock

This prospectus supplement No. 5 supplements and amends the prospectus dated February 12, 2018, as supplemented by prospectus supplement No. 1 dated March 13, 2018, prospectus supplement No. 2 dated April 9, 2018,   prospectus supplement No. 3 dated May 7, 2018 and prospectus supplement No. 4 dated May 17, 2018, related to the sale or other disposition from time to time of up to 10,700,000 shares of common stock, par value $0.00001 per share, of InVivo Therapeutics Holdings Corp., a Nevada corporation (the “Company,” “we,” “us” or “our”), issued and issuable to Lincoln Park Capital Fund, LLC, the selling stockholder named in the prospectus, also referred to as Lincoln Park, pursuant to a purchase agreement dated January 25, 2018 that we entered into with Lincoln Park. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

This prospectus supplement should be read in conjunction with the prospectus dated February 12, 2018, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

Our common stock is currently quoted on The Nasdaq Global Market under the symbol “NVIV.” On June 1, 2018, the last reported sale price of our common stock on The Nasdaq Global Market was $6.55 per share.

This prospectus supplement incorporates into our prospectus the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2018 and attached hereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 4, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 30, 2018

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-37350	36-4528166
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

(617) 863-5500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 30, 2018, InVivo Therapeutics Holdings Corp. (the “Company”) held its 2018 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders approved an amendment to the Company’s Articles of Incorporation to increase the number of shares of authorized common stock from 4,000,000 to 25,000,000 shares (the “Amendment”). Following stockholder approval of the Amendment, a Certificate of Amendment to the Company’s Article of Incorporation was filed with the Secretary of State of Nevada on June 1, 2018, at which time the Amendment became effective.

The Amendment is summarized in the Company’s Proxy Statement. A copy of the Certificate of Amendment containing the Amendment is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

Set forth below are the matters submitted to the stockholders at the Annual Meeting, all of which were approved:

•

the election of two (2) Class I directors, each to serve on the Company’s Board of Directors for a three-year term expiring at the Company’s annual meeting of stockholders in 2021 or until his or her successor is duly elected and qualified;

•	the approval of the Amendment;

•

the approval of the issuance and sale by the Company to Lincoln Park Capital Fund, LLC, or Lincoln Park (including the Company’s prior issuances and sales of shares of common stock to Lincoln Park since January 2018), of up to 1,200,000 shares of common stock pursuant to the Marketplace Rules of the Nasdaq Stock Market; and

•	the ratification of the appointment of RSM US, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

The number of votes for, withheld or against and the number of abstentions and non-votes with respect to each matter are set forth below.

Election of Directors

Class I Nominees

	For	Withhold	Broker Non-Votes
Richard Roberts	318,540	32,356	921,893
C. Ann Merrifield	312,801	38,095	921,893

Approval of Amendment

For:	866,668
Against:	382,193
Abstain:	23,928

Approval of Issuance and Sale of Common Stock to Lincoln Park

For:	305,074
Against:	43,077
Abstain:	2,745
Broker Non-Votes:	921,893

Ratification of the Appointment of RSM US, LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2018

For:	1,183,219
Against:	71,443
Abstain:	18,127

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State, dated June 1, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: June 1, 2018	By: /s/ Richard Toselli
Name: Richard Toselli Title: President and Chief Executive Officer

'll&ll ll!' *090204* BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) 1. Name of corporation: 2. The articles have been amended as follows: (provide article numbers, if available) 3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Date: 06/01/2018 Time: 4. Effective date and time of filing: (optional) (must not be later than 90 days after the certificate is filed) 5. Signature: (required) X Signature of Officer *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. Nevada Secretary of State Amend Profit-After Revised: 1-5-15 This form must be accompanied by appropriate fees. 2:00 pm 866,668 RESOLVED, that Article IV of the Corporation’s Articles of Incorporation, as amended, be and hereby is amended by replacing Article IV, in its entirety, with the following: "The total number of shares that this corporation is authorized to issue is Twenty-Five Million (25,000,000) shares of Common Stock having a par value of $0.00001 per share." InVivo Therapeutics Holdings Corp. (the "Corporation") Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390) Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada Document Number 20180250272-69 Filing Date and Time 06/01/2018 9:50AM Entitiy Number C7829-2003 Richard Toselli